EXHIBIT 10.2

                  GATHERING SYSTEM OPERATING SERVICES AGREEMENT


     This Gathering System Operating Services Agreement ("Agreement") is made and entered into this 23rd day of November, 1999, by and between KN Gas Gathering, Inc., a Colorado corporation ("KNGG"), and HS Gathering, L.L.C., a Colorado limited liability company ("Contractor").


                                    RECITALS

     WHEREAS, KNGG is the owner of the Gathering System (as hereinafter defined);

     WHEREAS, KNGG desires to engage Contractor to provide certain operating services with regard to the Gathering System as provided herein;

     NOW, THEREFORE, for and in consideration of the premises, the terms, covenants and conditions hereinafter set forth and the sums hereinafter specified, the Parties hereby agree as follows:


                              ARTICLE I DEFINITIONS

     Terms defined in this Article I shall, for purposes of this Agreement, have the respective meanings set forth below. Terms defined elsewhere in this Agreement shall have the meanings so specified when used in this Agreement.

     1.1 "AFFILIATE" shall mean with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term "control," including the correlative terms "controlling," "controlled by" and "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

     1.2 "AGGREGATE INTERIM GROSS MARGIN" with respect to any Contract Month shall mean the sum of the Gathering Interim Gross Margin and the Transmission Interim Gross Margin for such Contract Month.

     1.3 "BASE FEE" is defined in Section 3.2.

     1.4 "BOOKS AND RECORDS" shall mean all existing financial, engineering, operating, accounting, tax, business, environmental, legal, marketing, and other data, files, documents, instruments, notes, papers, books and records (other than those protected by legal privilege or that pertain to obligations retained by Owner hereunder) of Owner and its Affiliates that relate materially to the Gathering System, including without limitation, financial statements, budgets, ledgers, journals, deeds, property records, title policies, drawings, records, maps, charts, surveys, prints, franchises, customer lists, supplier lists, sales and sales promotional data, advertising materials, cost and pricing information, corporate records, permits, certificates, and reports.

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     1.5 "CALENDAR YEAR" shall mean a period of 365 consecutive days, 366 consecutive days when such period includes a February 29, beginning at 8:00 a.m. Mountain Time on January 1 and ending at 8:00 a.m. Mountain Time on the following January 1.

     1.6 "CONTRACT" shall mean any agreement, contract, commitment, license, option, lease, or instrument, including all amendments, modifications and supplements thereto.

     1.7 "CONTRACTS-GATHERING" shall mean all Contracts set forth in Schedule 1.1(a).

     1.8 "CONTRACT MONTH" shall mean each calendar month during the period commencing with the calendar month of October 1999 and ending with the calendar month in which termination of this Agreement occurs.

     1.9 "DEFAULT RATE" shall mean the lesser of (i) the Prime Rate plus 2% or
(ii) the maximum rate permitted by applicable law.

     1.10 "DIRECT COSTS" shall mean all direct costs of services, materials and equipment, including transportation thereof, paid to non-Affiliated third parties or any Affiliated parties to the extent such costs paid to any Affiliated party do not exceed the costs that would be charged by a non-Affiliated third party for comparable services, materials and equipment, but excluding (i) the costs of Contractor's and its Affiliates' personnel and (ii) the costs of any material that would otherwise be provided as routine Operating Services.

     1.11 "ENVIRONMENTAL LAWS" shall mean any and all federal, state and local laws, statutes, regulations, rules, orders, ordinances, licenses or permits of any Governmental Authority pertaining to health, safety, the environment, wildlife or natural resources in effect in any and all jurisdictions in which the Transmission Assets are located, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments of 1984, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the National Environmental Policy Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Pipeline Safety Act, the Natural Gas Pipeline Safety Act, and the Hazardous Materials Transportation Uniform Safety Act, any state laws implementing the foregoing federal laws, any state laws pertaining to waste management, including, without limitation, the handling of oil and gas exploration and production or processing wastes or the use, maintenance and closure of pits and impoundments, all other federal, state or local environmental conservation or protection laws, and any common law creating liability for environmental conditions, all as amended as of the date of this Agreement. Environmental Laws shall include, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws in effect on the date of this Agreement or contained in any order, decree, judgment, or injunction which is issued, entered, promulgated or approved (x) prior to the date of this Agreement and in effect on the date of this Agreement under any of the foregoing Environmental Laws, or (y) after the date of this Agreement under any of the foregoing Environmental Laws in effect as of the date of this Agreement.

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     1.12 "EXCLUDED ASSETS" shall mean any properties, privileges, rights and interests (i) described in Schedule 1.1.(c) and (ii) the "Optional Excluded Assets" described in Schedule 5.3.19 provided that Sellers (as such term is defined in the Purchase and Sale Agreement) notify Buyer (as such term is defined in the Purchase and Sale Agreement) prior to Closing (as such term is defined in the Purchase and Sale Agreement) that Sellers elect to retain such "Optional Excluded Assets."

     1.13 "FERC" shall mean the Federal Energy Regulatory Commission.

     1.14 "GOVERNMENTAL AUTHORITY" shall mean any court, governmental department, commission, council, board, agency or other instrumentality of the United States of America or any state, county, municipality or local government.

     1.15 "GATHERING ASSETS" shall mean the Real Property-Gathering, Personal Property-Gathering, Line Pack-Gathering, Contracts-Gathering, Permits-Gathering and Other Assets-Gathering, except for the Excluded Assets.

     1.16 "GATHERING INTERIM GROSS MARGIN" shall mean with respect to any Contract Month the following: (i) all amounts payable, including fees and penalties, to Owner for services provided through the Gathering System during such Contract Month; plus (ii) all proceeds from the sale of liquid hydrocarbon products recovered during such Contract Month; plus (iii) the net plant revenue from the Plant Interest attributable to operations during such Contract Month; less (iv) all costs incurred for fuel, shrinkage, and lost and unaccounted for gas in connection with the operation of the Gathering System during such Contract Month. Gathering Interim Gross Margin does not include insurance proceeds or other proceeds for damage to and/or condemnation of the Gathering System or the Facilities Fees.

     1.17 "GATHERING SYSTEM" all of the facilities owned or leased by Owner and used in the gathering of natural gas from individual wells located in Weld, Adams, Arapahoe, Denver, and Boulder Counties, Colorado to the transmission system owned by KN Wattenberg Transmission Limited Liability Company comprising approximately 1000 miles of pipeline and 3000 horsepower of site rated compression, located in Weld, Adams, Arapahoe, Denver, and Boulder Counties, Colorado, as more fully depicted on the map attached hereto as Exhibit A, as operated by or on behalf of Owner on the date hereof.

     1.18 "INCENTIVE AMOUNT" is defined in Section 3.2.

     1.19 "INTERIM SERVICES" shall mean the services described in Section 2.3(b), (c) and (f).

     1.20 "INTERIM SERVICES TRANSFER DATE" shall mean January 1, 2000, unless otherwise agreed in writing.

     1.21 "KMI GUARANTEE" shall mean the Guaranty Agreement of even date herewith from Kinder Morgan, Inc. in favor of Contractor.

     1.22 "LINE PACK GATHERING" shall mean the natural gas utilized as line pack in the Gathering System.


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     1.23 "MODIFICATION" shall mean any expansion, enhancement, modification, abandonment, improvement or replacement to the Gathering System, other than those in the ordinary course of business such as routine repairs and maintenance.

     1.24 "MASTER EQUIPMENT LEASE" shall mean the Master Equipment Lease Agreement dated March 31, 1993 between NationsBanc Leasing and KN Front Range Gathering Company, predecessor to KNGG, as amended by the First Amendment to Master Equipment Lease Agreement between the same Persons, dated as of August 19, 1993, and the Second Amendment to Master Equipment Lease Agreement between the same Persons, dated as of June 22, 1995, and the Third Amendment to Master Equipment Lease Agreement, dated as of November 23, 1999, together with all conveyances, supplemental deeds, security agreements, mortgages and other instruments executed by such Persons in connection therewith.

     1.25 "OPERATING SERVICES" is defined in Section 2.2.

     1.26 "OPERATING SERVICES FEES" is defined in Section 3.2

     1.27 "OPERATIONS TRANSFER DATE" shall mean December 1, 1999.

     1.28 "OTHER ASSETS-GATHERING" shall mean all of the following: (i) all Books and Records that relate materially to the Gathering System; and (ii) all computer software (to the extent transferable) and computer files used solely in connection with the Gathering System.

     1.29 "OWNER" shall mean KNGG and its successors and permitted assigns.

     1.30 "PARTY" shall mean Owner or Contractor, and "Parties" shall mean Owner and Contractor.

     1.31 "PERMITS" all permits, certificates, registrations, licenses, franchises, authorities, consents, and approvals of a Governmental Authority.

     1.32 "PERMITS-GATHERING" shall mean all Permits relating to or used in connection with the Gathering System, the same being more particularly described in Schedule 1.1(d).

     1.33 "PERSON" shall mean an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a federal, state or local governmental entity.

     1.34 "PERSONAL PROPERTY-GATHERING" shall mean all machinery, equipment, compressors, tanks, pumps, pipe, engines, heaters, pipelines, meters, liquid handling facilities, tools, fire equipment, parts, supplies, rolling stock, vehicles, trailers, communications equipment, phones, radios, licenses, testing equipment, and other equipment and tangible personal property owned or leased by, or held for the benefit of, Owner relating to or used in connection with the Gathering System, as listed in Schedule 1.1(f).

     1.35 "PLANT" shall mean all real and personal property which comprise the BP Amoco Wattenberg Gas Processing Plant located near Watkins, Colorado, being the plant owned

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and operated pursuant to the Agreement for the Operation of the Wattenberg Gas
Processing Plant, Adams County, Colorado dated January 1, 1977 between Amoco Production Company and Champlin Petroleum Company, as amended.

     1.36 "PLANT INTEREST" shall mean the 6.8728% undivided ownership interest in the Plant owned by Owner and all rights interests associated therewith.

     1.37 "PRIME RATE" shall mean a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by The Chase Manhattan Bank, New York, New York from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate or (b) the maximum rate permitted by applicable law.

     1.38 "PURCHASE AND SALE AGREEMENT" shall mean that certain Purchase and Sale Agreement dated November 23, 1999, among Kinder Morgan, Inc., KN Gas Gathering, Inc., HS Resources, Inc., and HS Gathering, L.L.C., as may be amended or supplemented from time to time.

     1.39 "REAL PROPERTY-GATHERING" shall mean all land, buildings, structures, fixtures, stations, facilities, improvements, surface and building leases, surface use agreements, easements, Rights-of-Way, and other rights and interests in and to real property and appurtenances thereto owned or leased by, or held for the benefit of, Owner and relating to or used in connection with the Gathering System, all as more particularly described in Schedule 1.1(h).

     1.40 "RIGHTS-OF-WAY" shall mean any right-of-way, easement or prescriptive right that is used in connection with the Gathering System.

     1.41 "SERVICE AGREEMENTS" shall mean all gathering and other agreements to which Owner is now or hereafter a party or to which its interest in the Gathering System is subject pursuant to which Owner provides gathering and/or other services with respect to the Gathering System, including, without in any way limiting the foregoing, those contracts described in Schedule 1.1(a).

     1.42 "STATEMENT OF OPERATING SERVICES FEES, GATHERING INTERIM GROSS MARGIN AND AGGREGATE INTERIM GROSS MARGIN" shall mean with respect to any Contract Month a monthly statement submitted by Contractor to Owner setting forth (i) the applicable Base Fee and Incentive Amount, if any, for such Contract Month, (ii) the amount of Gathering Interim Gross Margin payable with respect to such Contract Month and (iii) the Aggregate Interim Gross Margin for such Contract Month.

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     1.43 "TARGET AMOUNT" with respect to any Contract Month shall mean the following:

        Contract Month                             Target Amount
        --------------                             -------------

        Each of October, November and
             December 1999                         $2,082,300
        Each month in 2000                         $2,278,800
        Each month in 2001                         $2,382,000

     1.44 "TRANSMISSION INTERIM GROSS MARGIN" is defined in the Transmission System Operating Services Agreement of even date herewith between KN Wattenberg Transmission Limited Liability Company and Contractor.


                ARTICLE II GENERAL RESPONSIBILITIES OF CONTRACTOR

     2.1 PERFORMANCE OF OPERATING SERVICES. Subject to the terms and conditions of this Agreement, the Contractor shall perform all Operating Services in accordance with the terms and conditions contained herein, in accordance with the terms and conditions of the Service Agreements and other Contracts-Gathering, and in accordance with the requirements of all applicable laws, rules, orders, permits and regulations of governmental authorities having jurisdiction, including without limitation, 18 Code of Federal Regulations Parts 154 (Rate Schedules and Tariffs) and 157 (Applications for Certificates of Public Convenience and Necessity and for Orders Permitting and Approving Abandonment under Section 7 of the Natural Gas Act), 49 Code of Federal Regulations Parts 192 (Transportation of Natural and Other Gas by Pipeline:
Minimum Federal Safety Standards) and 199 (Drug and Alcohol Testing), all Environmental Laws, and any successor laws, rules, orders and regulations, and in accordance with sound, efficient, workmanlike and economically prudent natural gas pipeline industry practices and Owner's standard engineering, construction, environmental, health and safety practices and policies as provided to Contractor prior to the execution of this Agreement, but such policies, provided by or on behalf of Owner in the form of written manuals, are subject to the provisions of Section 2.11(d) of the Purchase and Sale Agreement.

     2.2 DESCRIPTION OF OPERATING SERVICES. From and after the Operations Transfer Date, with respect to all Operating Services except the Interim Services, and from and after the Interim Services Date with respect to the Interim Services, Contractor shall perform, furnish and pay for all costs, expenses, services, supplies, equipment, resources, material, labor and other personnel, contractors and subcontractors, as may be required to manage, operate and maintain the Gathering System and Gathering Assets (the "Operating Services") in accordance with the terms of this Agreement, except only for those services to be performed by Owner pursuant to Section 2.3. The Operating Services shall include and Contractor hereby is granted the exclusive right, power and authority to perform and furnish, without limitation, the following services, supplies, equipment, materials, labor and personnel, except to the extent any such services are described in Section 2.3 or restricted pursuant to
Section 2.4 or any other provision of this Agreement, and subject to the Recoveries as provided in the Purchase and Sale Agreement:

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          (a) Manage, operate, maintain and repair the Gathering System and
     Gathering Assets and procure and furnish all materials (e.g. consumables, including bolts, gaskets and fluids), equipment, tools, services, supplies, supervision and labor, liquids and chemicals, and mechanical parts necessary to carry out Contractor's responsibilities under this Agreement;

          (b) Perform, on behalf of Owner, all of the obligations of Owner continuing or arising after the Operations Transfer Date under or with respect to the Gathering System and Gathering Assets, including, but not limited to, the performance of all obligations of Owner under the Service Agreements and Contracts-Gathering, all obligations of Owner under the Master Equipment Lease (other than the payment of basic payments, as defined therein, the payment of ad valorem and property taxes and any amounts payable as a result of failure to pay such basic rent and taxes), all obligations of Owner (including the payment of rent and other monetary obligations) under all other leases pursuant to which any of the Gathering Assets are leased by Owner and all obligations (including the payment of fees, rentals and other payments) arising under all Real Property-Gathering;

          (c) Perform, on behalf of Owner, such Modifications to the Gathering System as Contractor deems appropriate, necessary or desirable and which satisfy the requirements of Section 2.5, and provide all supplies, equipment and material required in connection therewith, and acquire in the name of Owner, all Rights-of-Way or other rights as may be required in connection therewith;

          (d) Perform, on behalf of Owner, the administrative functions of Owner relating to the maintenance of the Gathering System, including all engineering, planning, budgeting, reporting and other technical and administrative functions relating to maintenance;

          (e) Keep an accurate account of all transactions in respect of the Gathering System consistent with the provisions of Section 3.1 and maintain the Books and Records;

          (f) Prepare preliminary engineering plans and outlines of proposed construction for any Modification of the Gathering System;

          (g) Maintain in force and effect, and require all contractors (and their subcontractors) of Contractor performing services for the benefit of Owner to the extent applicable and appropriate to a particular contractor or subcontractor to maintain in force and effect, the insurance coverage as described in Exhibit B;

          (h) Prepare, make and be solely responsible for, all filings, notifications and reports, required to be made or filed by Owner in support of non-FERC related routine Operating Services with any Governmental Authority under applicable laws, orders, rules and regulations, including Environmental Laws;

          (i) Manage and pay all sales, use and production taxes and interest and penalties associated therewith applicable to the Gathering System and Gathering Assets

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     (other than any taxes payable upon transfer thereof as provided in the
     Purchase and Sale Agreement), and attributable to periods during the term of this Agreement including the maintenance of all associated books and records and the preparation and filing of all sales, use and production tax returns with the requisite governmental authorities and the handling of all audits and disputes arising therefrom;

          (j) Provide and pay for any and all employees, labor, personnel, vendors, suppliers, outside services, and independent and sub-contractors (including overtime payments, payroll, taxes, benefits, employee expenses, employee training and safety training) necessary for the successful performance of Contractor's obligations hereunder;

          (k) Manage, operate, maintain and abandon the Gathering System and Gathering Assets in accordance with the Master Equipment Lease and with all applicable laws, orders, rules and regulations, including but not limited to Environmental Laws, safety regulations and cathodic protection regulations and comply with all permits, plans and regulatory programs existing or required in the future in connection therewith;

          (l) Manage and maintain all records consistent with and as required by Environmental Laws;

          (m) Provide for proper communications, inspections, surveillance, flow control, electronic flow measurement, corrosion control, cathodic protection, and monitoring of the Gathering System;

          (n) Market the Gathering System gathering services to shippers and other potential customers, and maintain customer relationships;

          (o) Collect and market condensate, drip liquids, and NGL's collected and transported through the Gathering System;

          (p) Accept nominations from shippers and provide all scheduling and dispatching required in connection with the operation of the Gathering System;

          (q) Provide written notification (which may be in the form of a service request) to Owner of each request for service on the Gathering System within five (5) business days after receipt of such request;

          (r) Provide all metering activities, chart integration services, measurement auditing, compression operations, maintenance and repairs, gas analysis and measurement services, gas control and scheduling, billing and accounting services with respect to the Gathering System;

          (s) Maintain proper account payable records with respect to amounts incurred related to the Gathering System, including all books and records for sales and use taxes and the accrual and remittances thereof, and promptly pay and discharge when due all costs and expenses incurred in connection with the operation and maintenance of the

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     Gathering System and the Gathering Assets and the performance of
     Operating Services hereunder;

          (t) Maintain proper account receivable records for Owner and bill and collect all revenues due to Owner in connection with the operation of the Gathering System, with all such billings for gathering services to be separately itemized on each bill consistent with the form currently used by Owner, and pay the Gathering Interim Gross Margin to Owner as provided in
     Section 3.2;

          (u) Maintain proper accounts and records, and pay and be responsible for, all fuel, shrinkage, line loss, and other lost and unaccounted for gas relating to the Gathering System for periods after the Operations Transfer Date and perform all obligations under all gas purchase contracts pursuant to which gas is purchased in connection with the operation of the Gathering System;

          (v) Recommend to Owner such new or amended contracts or agreements or arrangements as Contractor deems necessary, desirable or appropriate for furnishing gathering and other services in respect to the Gathering System;

          (w) Provide all emergency response services, including receiving, handling and responding to all calls from the emergency answering line phone service, and provide all line locating services; and

          (x) Do such other acts and things as are necessary, required, desirable or appropriate for the operation and maintenance of the Gathering System and which are consistent with applicable legal requirements and the status of the Gathering System as a nonregulated facility under the Natural Gas Act.

2.3 CERTAIN RIGHTS AND OBLIGATIONS OF OWNER. Notwithstanding anything to the contrary herein, Owner shall have the right and the obligation during the term of this Agreement, to provide the following services with respect to the Gathering System:

          (a) Cooperate with Contractor in obtaining any regulatory authorization that may be necessary for Contractor to perform its obligations or exercise its rights hereunder, as more fully provided for in
     Section 2.12 of this Agreement;

          (b) Maintain and manage consistent with prior practices of Owner an electronic bulletin board system for the Gathering System until such time as Contractor and Owner can orderly transfer such duties to Contractor (which shall occur no later than March 31, 2000).

          (c) Perform all nomination and scheduling with regard to the Gathering System, provide accounting and billing information to Contractor not later than 15 days after the end of each Contract Month so that Contractor may send bills to the shippers using the Gathering System, and provide accounts payable services with respect to gas purchases relating to the Gathering System, until such time as Contractor and Owner can

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     orderly transfer such duties to Contractor (which shall occur no later than January 1, 2000, unless otherwise agreed in writing);

          (d) Pay all expenses of operating and maintaining, the Gathering System attributable to each Contract Month ending prior to the Operations Transfer Date;

          (e) Pay all ad valorem, property, or similar taxes, and interest and penalties associated therewith, applicable to the Gathering System and attributable to the period from and after the date of this Agreement until termination of this Agreement, including the preparation and filing of all required tax returns with the requisite governmental authorities and the handling of all audits and disputes arising therefrom;

          (f) Until January 1, 2000, unless otherwise agreed in writing, bill and collect all revenues for services, and perform the following services: chart integration services, measurement auditing, gas analysis and measurement services and gas control;

          (g) Prepare and file all compliance reports for reporting periods ending before the Operations Transfer Date, including but not limited to the semi-annual compliance monitoring reports that must be prepared pursuant to the air permits associated with the compressor stations and provide Contractor with a copy of any such reports; and

          (h) Until May 1, 2000, utilize the Brighton office facilities in connection with other operations of Owner and its Affiliates in a manner consistent with past practices, including third parties providing services in connection therewith.

     2.4 RESTRICTED ACTIVITIES. Without first procuring the prior written approval of Owner which shall not be unreasonably withheld, conditioned or delayed, Contractor shall not enter into any new or amend any existing Service Agreement (however, this restriction does not preclude Contractor from entering into well connect agreements pursuant to the terms of existing Service Agreements). Contractor shall not create any lien, security interest or other encumbrance against the Gathering Assets and shall keep the Gathering Assets free and clear of any lien, security interest or other encumbrance arising out of the operations of Contractor, except (i) liens and security interests granted in favor of the lessor under the Master Equipment Lease pursuant to the instruments executed in connection with the Purchase and Sale Agreement and (ii) liens, security interests and encumbrances securing payments not more than 60 days past due or being contested by Contractor in good faith. In addition, Contractor shall not take any action that may subject Owner, the Gathering System, or any portion thereof to regulation under the Natural Gas Act.

     2.5 MODIFICATION OF GATHERING SYSTEM. Contractor shall consult with Owner not less than 20 days prior to commencing construction of any Modification except for any well connection under an existing Service Agreement, relocation of gathering facilities, replacement of meters or repair and maintenance of gathering facilities. Within 10 days of the initial consultation, Owner shall reasonably determine what, if any, authorization of the FERC is required for such proposed Modification, and if FERC authorization is determined to be required, Contractor shall provide to Owner engineering plans, capital expense estimates, and other economic projections regarding the proposed Modification. Contractor shall consult with Owner on any aspect of such planned Modification and shall fairly consider Owner's recommendations in connection therewith and Contractor shall not commence construction activities on such Modifications until completion of Owner's review, which review shall be completed expeditiously so as to not unduly delay Contractors construction schedule. All Modifications shall be engineered and constructed in accordance with prudent industry standards and practices and, if Owner's standards and practices are higher, then in accordance with the standards and practices previously employed by Owner. Except for any authorization or approval from FERC, Contractor shall prepare, file and prosecute any regulatory action necessary to authorize any Modification, and Owner shall cooperate with and assist Contractor, at Contractor's expense, in obtaining such regulatory authorizations, as reasonably requested by Contractor. If Owner reasonably determines that authorization or approval from FERC is required in connection with any proposed Modification, Contractor shall not commence construction of such Modification until such authorization or approval is obtained. Obtaining any such authorization or approval from FERC shall be done in accordance with
Section 2.12. Contractor is obligated to act consistent with and in a timely fashion observe all potentially relevant requirements pursuant to Environmental Law, including air permit requirements that might apply to the Modification.

     2.6 EMERGENCY OPERATIONS. Notwithstanding any other provision of this Agreement, in case of explosion, fire, extreme cold, freezing or other sudden emergency, or any major interruption of the operation of the Gathering System, or any part thereof, the prior notice to Owner shall not be a prerequisite to Contractor's taking such steps and incurring such costs as are required to deal with such emergency or interruption or to safeguard life and/or property in such event if, in Contractor's good faith opinion, any potential delay incurred by giving such notice would possibly jeopardize the interests of Owner or the health and safety of the public or employees; provided, however, that Contractor shall, as promptly as may be reasonably practicable, report such emergency or interruption to Owner. Contractor shall also, as promptly as may be reasonably practicable, make on behalf of Owner any required reports of such emergency or interruption to federal, state or local regulatory authorities having jurisdiction.

     2.7 REPORTS. Contractor shall report on a monthly basis in reasonable detail to Owner on the operation of the Gathering System and, in so doing but without in any way limiting the foregoing, shall timely prepare and deliver to Owner not later than 30 days after the end of each Contract Month a report in the form set forth on Exhibit D hereto. Contractor shall also furnish to Owner annual budgets and such additional information, reports, copies of all sales and use tax returns, and records as may be reasonably requested by Owner. Additionally, Contractor shall meet with Owner on a quarterly basis, at Contractor's offices in the Denver metropolitan area to report on all operational, maintenance and other aspects of its operatorship. Contractor shall provide Owner such additional information concerning the operation of the Gathering System as Owner may reasonably request.

     2.8 REPRESENTATION BEFORE AGENCIES. In connection with the operation of the Gathering System, after the Operations Transfer Date, Contractor shall and is hereby granted the authority to make applications, filings and notifications with, appear before and make presentations to, governmental agencies having jurisdiction over operations conducted with respect to the Gathering System except for any such applications, filings, notifications,



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appearances or presentations with, before, or to, FERC. Contractor shall provide seven (7) days advance notice to Owner of any meetings with or appearances before Governmental Authorities.

     2.9 ACCESS. Owner and its representatives, contractors, agents and employees shall have access to the Gathering Assets at its sole risk and expense for the purpose of inspecting the same and for conducting any environmental remediation activities retained by Owner under the Purchase and Sale Agreement. In addition, Panhandle Eastern Pipe Line Company, any successor to its obligations under the Consent Order dated December 17, 1992 issued by the Colorado Oil & Gas Conservation Commission IN THE MATTER OF PANHANDLE EASTERN PIPE LINE COMPANY, and their respective representatives, contractors, agents, and employees shall have access to the Gathering Assets in accordance with the Temporary License Agreement Permitting Entry to Property dated March 3, 1993 between Owner, KN Wattenberg Transmission Limited Liability Company and Panhandle Eastern Pipe line Company. Owner and its representatives, contractors, agents and employees shall have access to the books and records of Contractor applicable to operations hereunder at all reasonable times and upon reasonable advance notice to Contractor.

     2.10 PERMITS. After the Operations Transfer Date , Contractor shall obtain (other than permits and certificates from FERC), maintain in effect and comply with all permits that are required in order to operate the Gathering System and shall conduct any operations with respect thereto. Contractor shall obtain all such permits in its own name, or, if required by any governmental agency having jurisdiction, in the name of Owner and where necessary make notification of its designation as operator. Owner shall cooperate and assist Contractor in obtaining such permits. Any Person is entitled to rely on this Agreement as granting to Contractor the power and authority to operate and manage the Gathering System and to perform the Operating Services on behalf of Owner. In order to evidence the rights, powers and duties of Contractor hereunder, Owner has executed a Designation of Operator and Power of Attorney (the "Power of Attorney") in the form set forth in Exhibit C. Owner shall execute such additional counterparts of the Power of Attorney as are reasonably requested by Contractor from time to time.

     2.11 INFORMATION. Contractor agrees to apprise Owner from time to time as reasonably requested by Owner regarding the conduct of operations hereunder, except that such requests that require extensive investigation, preparation or accounting research shall be done at Owner's expense.

     2.12 CERTAIN REGULATORY MATTERS. Under Section 2.3(a) above, Owner has retained its obligations to perform those regulatory functions related to the Gathering System that Contractor is not permitted to perform in its own name as Contractor and has agreed to perform such regulatory functions, as may be reasonably requested by Contractor from time to time. As to such matters and to the extent practical, Contractor at its expense shall conduct the necessary research and preparation of the required paperwork for Owner. All such regulatory filings and other documentation, reports, and other paperwork shall be prepared in proper form and in accordance with all rules and regulations of the appropriate governmental agency. Owner shall reasonably and promptly cooperate and assist Contractor in completing such documentation and filing such documentation with the appropriate regulatory agency, provided that such filings and paperwork are prepared in accordance with the standards and requirements of this Agreement. Any third party expenses incurred by Owner in cooperating with Contractor with respect to regulatory matters shall be reimbursed by Contractor within 15 days of receipt of invoice from Owner.

     2.13 TITLE TO MODIFICATIONS. Subject to the terms of the Master Equipment Lease, Owner shall own and have title to all Modifications made by Contractor to the Gathering System during the term of this Agreement, and Contractor shall execute such documents as may be appropriate to cause title to any such Modification to be so vested. The costs of all Modifications made during the term of this Agreement shall be funded as provided in Section 3.3.


                     ARTICLE III ACCOUNTING AND COMPENSATION

     3.1 ACCOUNTING RECORDS. Contractor shall, and shall cause its contractors, subcontractors, agents, vendors and other representatives to keep complete and accurate books and records concerning the operation of the Gathering System in accordance with generally accepted accounting principles (and the FERC's Uniform System of Accounts for Class A and B natural gas companies, if applicable.)

     3.2 OPERATING SERVICES FEE.

          (a) With respect to each Contract Month commencing with the Contract Month of December 1999, the Owner shall pay the Contractor the applicable Operating Services Fees in the amounts set forth below. The "Operating Services Fees" for each Contract Month shall be the Base Fee for such Contract Month increased or decreased, as applicable, by the Incentive Amount as provided in Section 3.2(b). The "Base Fee" for each Contract Month is the following amount:

               (i) The Base Fee for the Contract Month of December shall be $233,240 per month.

               (ii) The Base Fee for each Contract Month in Calendar Year 2000 shall be $248,241 per month.

               (iii) The Base Fee for each Contract Month in Calendar Year 2001 shall be $248,241 per month escalated in accordance with the annual GNP Implicit Price Deflator most recently published at that time by the U.S. Department of Commerce, Bureau of Economic Analysis.

          (b) With respect to any Contract Month commencing with the Contract Month of December 1999 in which the Aggregate Interim Gross Margin is less than 95% of the Target Amount, for any reason, including without limitation, an event of force majeure, the Base Fee for such Contract Month shall be decreased (and such decrease can be below zero) by the amount by which such Aggregate Interim Gross Margin is less than 95% of the Target Amount for that Contract Month. (Any negative amount shall constitute an amount payable by Contractor to Owner.) With respect to any Contract Month in which the Aggregate Interim Gross Margin is more than 105% of the Target Amount for such

     Contract Month, the Base Fee for such Contract Month shall be increased by the amount by which such Aggregate Interim Gross Margin is greater than 105% of the Target Amount for that Contract Month. The amount by which the Base Fee for any Contract Month is increased or decreased pursuant to the immediately preceding two sentences is the "Incentive Amount" for such Contract Month. The Incentive Amount is zero for any Contract Month for which the Aggregate Interim Gross Margin payable with respect to such Contract Month is between 95% and 105%, inclusive, of the applicable Target Amount.

          (c) On or before the last day of the month after each Contract Month commencing with the Contract Month of December 1999 Contractor shall (i) deliver to Owner a combined Statement of Operating Services Fees, Gathering Interim Gross Margin and Aggregate Interim Gross Margin with respect to the Contract Month and (ii) pay to Owner the amount of the Gathering Interim Gross Margin for such Contract Month less (or plus if negative) the Operating Services Fees for such Contract Month as set forth on such Statement. Except as provided in 3.2(e) below, such net amount shall be paid without the right of set-off with respect to any other amount payable by a Party to another Party.

          (d) Except as otherwise stated in this Agreement, the Operating Services Fees are intended as turnkey payments for the Operating Services to be performed and provided by Contractor under this Agreement and are intended to constitute full and complete reimbursement and compensation for all of the Operating Services and all costs and expenses of every nature, whether such costs are characterized as operating, capital, direct, indirect or otherwise, that Contractor incurs in performing or providing the Operating Services. Except for the Recoveries provided in the Purchase and Sale Agreement or as otherwise set forth in this Agreement, Owner shall have no obligation to reimburse Contractor for any costs, expenses or liabilities paid or incurred by Contractor hereunder, all of such costs, expenses and liabilities to be borne and paid by Contractor. If Owner pay any costs, expenses or liabilities that are properly borne by Contractor pursuant to this Section, Contractor shall promptly reimburse Owner for such payment.

          (e) If during any Contract Month Contractor makes a payment of basic rent, as defined in the Master Equipment Lease, or of any ad valorem and property taxes for which KNGG is responsible for payment thereunder or of any amounts payable as a result of failure to pay such basic rent or taxes because of a failure of Owner to pay such amount in a timely manner, Contractor shall reimburse itself for such payment out of amounts that would have otherwise been payable by Contractor to Owner under Section 3.2(c) for that Contract Month. If Contractor is unable to fully reimburse itself for such payment out of amounts due under Section 3.2(c) for the Contract Month, the unreimbursed portion of the rental or other payment shall be carried over to succeeding Contract Months and may be applied against amounts thereafter coming due under Section 3.2(c) until such time as Contractor is fully reimbursed. If Closing occurs under the Purchase and Sale Agreement and at that time Contractor is not fully reimbursed, the consideration due at Closing from Contractor under the Purchase and Sale Agreement shall be reduced by the amount of any unreimbursed payment made by Contractor under the Master Equipment Lease.

     Notwithstanding anything herein to the contrary, Contractor shall not make any such payment under the Master Equipment Lease unless Contractor has notified Owner in writing that (i) Owner is in default in the payment of any such amount under the Master Equipment Lease, Contractor intends to make such payment and exercise its set-off rights under this Section 3.2(e) in connection therewith, and (iii) Owner fails to pay the amount due within 5 Business Days after the date of such notice.

     3.3 CERTAIN CAPITAL COSTS. All costs and expenses incurred by Contractor in making any Modification to the Gathering System shall be paid directly by Contractor. The Direct Costs of any such Modification made in accordance with the terms of this Agreement and that is prudently done and reasonably determined to be economic to the Gathering System at the time of the termination shall constitute a loan from Contractor to Owner pursuant to Section 5.3.20 of the Purchase and Sale Agreement. Subject to the terms of the Purchase and Sale Agreement, such loans shall be payable in full on the earlier of termination of the Purchase and Sale Agreement or the date that the closing occurs under the Purchase and Sale Agreement. Except for repayment of such loans as above, Owner shall have no obligation to reimburse Contractor for any costs or expenses incurred by Contractor in making any Modification.

     3.4 AUDIT. Owner, after 15 days notice in writing to Contractor, shall have the right during normal business hours to audit, at Owner's own expense, all books and records of Contractor relating to the operation of the Gathering System. Such audits shall not be made more often than twice each Calendar Year. Owner shall have two years after the close of a Calendar Year in which to make an audit of Contractor's records for such Calendar Year. Contractor shall neither be required nor permitted to adjust any item unless a claim therefore is presented or adjustment is initiated within two years after the close of the Calendar Year in which the statement therefore is rendered, and in the absence of such timely claims or adjustments, the bills and statements rendered shall be conclusively established as correct.

     3.5 ADJUSTMENT TO BASE FEE FOR INTERIM SERVICES. If Owner continues to provide any one or more of the Interim Services after January 1, 2000, the Base Fee for any Contract Month after that date for which one or more of such Interim Services are provided by Owner shall be adjusted in the amount set forth in Exhibit E attached to this Agreement for each Interim Service so provided.

     3.6 ACCOUNTING FOR OCTOBER AND NOVEMBER 1999. On or before the last day of December 1999 Owner shall (i) deliver to Contractor a statement of the Gathering Interim Gross Margin, Transmission Interim Gross Margin and Aggregate Interim Gross Margin with respect to each of the Contract Months of October and November 1999. If the Aggregate Interim Gross Margin for any such Contract Month is less than 95% of the Target Amount for such Contract Month, Contractor shall pay Owner the amount by which the Aggregate Interim Gross Margin for such Contract Month is less than 95% of such Target Amount. If the Aggregate Interim Gross Margin for any such Contract Month is more than 105% of the Target Amount for such Contract Month, Owner shall pay Contractor the amount by which the Aggregate Interim Gross Margin for such Contract Month is more than 105% of such Target Amount. The net amount payable pursuant to this Section 3.6 shall be paid by the owing Party to the other Party within 2 Business

Days after receipt to such statement. Except as provided in 3.2(e), such net amount shall be paid without the right of set-off with respect to any other amount payable by a Party to another Party.


               ARTICLE IV PERFORMANCE OF CONTRACTOR'S OBLIGATIONS

     4.1 PERFORMANCE. In the performance of Contractor's obligations under this Agreement, Contractor shall be an independent contractor and not an employee or agent of Owner and shall comply with all of the applicable laws, rules, orders and regulations of governmental authorities having jurisdiction. Owner shall have no supervision rights over the manner or method used by Contractor in performance of the Operating Services. Owner's sole and exclusive interest shall be in the results obtained by Contractor.


                      ARTICLE V INDEMNITY AND RISK OF LOSS

     5.1 INDEMNITY. Article VII of the Purchase and Sale Agreement sets forth the indemnity obligations and indemnification procedures of the Parties.

     5.2 LIMITATION ON LIABILITIES. OWNER AND CONTRACTOR (I) AGREE THAT ONLY ACTUAL DAMAGES SHALL BE RECOVERABLE UNDER THIS AGREEMENT AND (II) HEREBY WAIVE ANY RIGHT TO RECOVER, AND AGREE THAT THE TERM LOSSES SHALL NOT COVER, SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES (WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE INDEMNIFYING PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD-PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

     5.3 RISK OF LOSS. Risk of loss of, or damage to, the Gathering System for any reason after the Operations Transfer Date, shall be borne as set forth in
Section 5.3.8 of the Purchase and Sale Agreement.

     5.4 EXCLUSIVE REMEDIES. Except to the extent either Party has the right to terminate this Agreement pursuant to the Purchase and Sale Agreement, the Parties' sole and exclusive remedy for any dispute or claim arising under or related to this Agreement or the operations conducted pursuant hereto shall be the rights provided under Section 2.10 and Article VII of the Purchase and Sale Agreement and under Article V and Section 10.7 hereof. The Parties hereby waive any other remedies, whether based in contract, tort, statute or otherwise.


                              ARTICLE VI ASSIGNMENT

     6.1 All of the terms, covenants and conditions of this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors by merger, and permitted assigns (and in the case of indemnities to the benefit of all persons indemnified). This Agreement and the rights and obligations hereunder shall not be assigned or delegated by either Party without the consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed except that (i) Owner may assign and delegate its rights and obligations hereunder in whole or in part to one or more Affiliates of Kinder Morgan, Inc. to which all or any portion of Gathering Assets are assigned or transferred, provided that each such Affiliate assumes and agrees to perform the obligations of Owner under this Agreement applicable to the assigned or transferred Gathering Assets and Kinder Morgan, Inc. guarantees the performance of such obligations pursuant to a form of guaranty substantially in the same form as the KMI Guarantee, and (ii) Contractor may assign and delegate its rights hereunder to any Affiliate of Contractor, provided that such Affiliate assumes and agrees to perform the obligations of Contractor under this Agreement and Contractor guarantees the performance of such obligations pursuant to a form of guaranty substantially in the same form as the KMI Guarantee.


                            ARTICLE VII FORCE MAJEURE

     7.1 FORCE MAJEURE. If by reason of force majeure either Party hereto is rendered unable, wholly or in part, to carry out its obligations under this Agreement (except as to an obligation to pay money), and if such Party gives notice and reasonably full particulars of such force majeure in writing or by facsimile to the other within a reasonable time after the occurrence of the cause relied on, the Party giving such notice, so far as and to the extent that it is affected by such force majeure, shall not be liable in damages during the continuance of any inability so caused; provided, such cause shall be remedied with all reasonable dispatch.

     7.2 FORCE MAJEURE DEFINED. As used herein, force majeure shall mean any event, circumstance or condition which is not reasonably in the control of the Party claiming suspension, including, without limitation, acts of God, strikes, lockouts, or other industrial disturbances; acts of a public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms (including but not limited to hurricanes or hurricane warnings), arrests and restraints of the government, either federal or state, civil or military, civil disturbances; shutdowns for purposes of necessary repairs, relocation, or construction of facilities; breakage or accident to machinery or lines of pipe; the necessity for testing (as required by governmental authority), the necessity of making repairs or alterations to machinery or lines of pipe; failure of surface equipment or pipelines; accidents, breakdowns, inability to obtain necessary material, supplies, or permits, or labor to perform or comply with any obligation or condition of this Agreement. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

     7.3 LIMITATIONS. Such force majeure affecting the performance hereunder by either Party, however, shall not relieve such Party of liability in the event of concurring negligence or in the event of failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve either Party from its obligations to make payments as determined hereunder.

                        ARTICLE VIII TERM AND TERMINATION

     8.1 TERM. This Agreement shall become effective on the date of execution hereof and shall continue in force and effect until the earlier of (i) termination of the Purchase and Sale Agreement (in which event, this Agreement shall terminate 90 days after the termination of the Purchase and Sale Agreement), or (ii) closing of the sale of the Gathering System to Contractor pursuant to the terms of the Purchase and Sale Agreement.

     8.2 EFFECT. Termination of this Agreement shall not relieve either Party from any obligation accruing or accrued to the date of such termination or deprive the Party not in default of any remedy otherwise available to it.

     8.3 TRANSFER OF CONTRACTORSHIP. In the event of termination of this Agreement in whole or in part, Contractor will submit to Owner a final accounting of its operations hereunder (or the portion thereof with respect to which this Agreement has terminated) and deliver, except as a result of the closing of the sale of the Gathering System to Contractor, to Owner all records, reports, and data that relate to Operating Services hereunder and that are in its possession as Contractor hereunder as promptly as possible. Contractor may retain copies of all of said records, reports and data, which copies will be prepared at the expense of Contractor. Contractor will cooperate with Owner to cause an orderly transition of operations to a successor operator, including the execution by Contractor of all documents, instruments and regulatory filings reasonably requested by Owner in connection with such transition.


                               ARTICLE IX NOTICES

     9.1 NOTICES. All notices, requests, demands and other communications (collectively, "NOTICES") required or permitted to be given hereunder shall be in writing and delivered personally, or by facsimile transmission or mailed first class, postage prepaid, registered or certified mail, as follows:

        If to Contractor, to:

        HS Gathering, L.L.C.
        1999 Broadway, Suite 3600
        Denver, CO  80202
        Attention:  General Counsel
        Facsimile Number:  303/296-9709


        If to the Owner, to:

        KN Gas Gathering, Inc.
        370 Van Gordon Avenue
        Lakewood, Colorado
        Attention: Mr. Carter Mathies
        Facsimile Number:  303/914-7447

     All Notices shall be effective upon receipt. Any Party may change its Notice address by giving written Notice to the other Parties in the manner specified above.


                             ARTICLE X MISCELLANEOUS

     10.1 APPLICABLE LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard to any conflicts of laws principles which, if applied, might permit or require the application of the laws of another jurisdiction.

     10.2 LAWS AND REGULATORY BODIES. This Agreement, the operation of the Gathering System and the rights and obligations of Owner and Contractor hereunder shall be subject to all valid and applicable laws, orders, directives, rules and regulations of any duly constituted governmental body or official having jurisdiction.

     10.3. WAIVER. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner release the other Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

     10.4. MODIFICATION. This Agreement may not be modified, varied or amended except by an instrument in writing signed by the Parties.

     10.5. CAPTIONS. The titles to each of the various Articles and Sections in this Agreement are included for convenience or reference only and shall have no effect on, or be deemed as part of the text of, this Agreement.

     10.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

     10.7 ARBITRATION. All disputes hereunder shall be resolved pursuant to the arbitration provisions of Article IX of the Purchase and Sale Agreement.

     10.8 CONFLICT. In the event of any conflict between the terms of this Agreement and the terms of the Purchase and Sale Agreement the terms of the Purchase and Sale Agreement shall prevail.

     10.9 FURTHER ASSURANCES. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers, directors, managers or other representatives of the Parties shall take or cause to be taken all such necessary action.

     10.10 SURVIVAL. The indemnification obligations set forth in this Agreement and all obligations of one Party to make payments to another Party shall survive termination of this Agreement.


              [the remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple counterparts as of the date first above written.


                                    OWNER:

                                    KN GAS GATHERING, INC.



                                    By:  /S/ROSE M. ROBESON
                                       ---------------------------------------
                                    Name: Rose M. Robeson
                                    Title: Vice President and Treasurer


                                    CONTRACTOR:

                                    HS GATHERING, L.L.C.
                                    By its sole Member, HS Resources, Inc.



                                    By: /S/THEODORE GAZULIS
                                       ---------------------------------------
                                    Name: Theodore Gazulis
                                    Title: Vice President

                                    EXHIBIT A


                             MAP OF GATHERING SYSTEM

                                    EXHIBIT B


                             INSURANCE REQUIREMENTS

                                    EXHIBIT C


                  DESIGNATION OF OPERATOR AND POWER OF ATTORNEY

                                    EXHIBIT D


                                 FORM OF REPORT

                                    EXHIBIT E


                              INTERIM SERVICES FEES

ARTICLE I - DEFINITIONS................................................1
ARTICLE II  GENERAL RESPONSIBILITIES OF CONTRACTOR.....................6
   2.1    Performance of Operating Services.............................6
   2.2    Description of Operating Services............................6
   2.3    Certain Rights and Obligations of Owners.....................9
   2.4    Restricted Activities.......................................10
   2.5    Modification of Gathering System............................10
   2.6    Emergency Operations........................................11
   2.7    Reports.....................................................11
   2.8    Representation Before Agencies..............................11
   2.9    Access......................................................12
   2.10   Permits.....................................................12
   2.11   Information.................................................12
   2.12   Certain Regulatory Matters..................................12
   2.13   Title to Modifications......................................13
ARTICLE III  ACCOUNTING AND COMPENSATION..............................13
   3.1    Accounting Records..........................................13
   3.2    Compensation................................................13
   3.3    Certain Capital Costs.......................................15
   3.4    Audit.......................................................15
   3.5    Adjustment to Base Fee for Interim Services.................15
   3.6    Accounting for October and November 1999....................15
ARTICLE IV  PERFORMANCE OF CONTRACTOR'S OBLIGATIONS...................16
   4.1    Performance.................................................16
ARTICLE V  INDEMNITY AND RISK OF LOSS.................................16
   5.1    Indemnity...................................................16
   5.2    Limitation On Liabilities...................................16
   5.3    Risk of Loss................................................16
   5.4    Exclusive Remedies..........................................16
ARTICLE VI  ASSIGNMENT................................................16
ARTICLE VII  FORCE MAJEURE............................................17
   7.1    Force Majeure...............................................17
   7.2    Force Majeure Defined.......................................17
   7.3    Limitations.................................................17
ARTICLE VIII   TERM AND TERMINATION...................................18
   8.1    Term........................................................18
   8.2    Effect......................................................18
   8.3    Transfer of Contractorship..................................18
ARTICLE IX  NOTICES...................................................18
   9.1    Notices.....................................................18
ARTICLE X  MISCELLANEOUS..............................................19
   10.1   Applicable Law..............................................19
   10.2   Laws and Regulatory Bodies..................................19
   10.3.  Waiver......................................................19
   10.4.  Modification................................................19
   10.5.  Captions....................................................19
   10.6   Multiple Counterparts.......................................19
   10.7   Arbitration.................................................19
   10.8   Conflict....................................................19
   10.9   Further Assurances..........................................19
   10.10  Survival...................................................20